EXHIBIT 21


                         LIST OF SUBSIDIARIES


     The Partnership is a general partner in JMB/San Jose Associates, an Illinois general partnership which holds title to Park Center Financial Plaza.

The Partnership is a general partner in Topanga Plaza Partnership, a California general partnership which holds title to Topanga Plaza. The Partnership is a general partner in JMB-40 Broad Street Associates, an Illinois general partnership which holds title to the 40 Broad Street Building. The Partnership is a general partner in JMB First Financial Associates, an Illinois general partnership. JMB First Financial Associates is a general partner in JMB Encino Partnership, a California general partnership, which holds title to the First Financial Plaza. Reference is made to Note 3 for a summary description of the terms of such partnership agreements. The Partnership's interest in the foregoing joint venture partnerships, and the results of their operations are included in the consolidated financial statements of the Partnership filed with this annual report.